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                                                                EXHIBIT 10(xxi)

                                 AMENDMENT TO
                           NATIONAL DATA CORPORATION

                            1987 STOCK OPTION PLAN


     The Company's 1987 Stock Option Plan is amended by deleting the second sentence of the third subparagraph of paragraph 2 of the Plan and substituting in lieu thereof the following:

     "Where applicable, unless otherwise defined, the term "subsidiary" shall be interpreted by the Committee as including any wholly or majority owned corporation, partnership, limited liability company or other similar legal entity owned in whole or in majority part by the Company. All other terms used herein shall have and shall be interpreted by the Committee as having the meanings set forth in the applicable provisions of the Code."